Filed Pursuant to Rule 433
Registration No. 333-134406
Free Writing Prospectus dated June 13, 2007
El Paso Corporation
June 13, 2007
PRICING TERM SHEET

6.875% Senior Notes Due 2014
Issuer:	El Paso Corporation
Security:	6.875% Senior Notes due 2014
Size:	$375,000,000
Maturity:	June 15, 2014
Coupon:	6.875%
Price to Public:	99.646%
Yield to Maturity:	6.940%
Spread to Benchmark Treasury:	+ 175 bp
Benchmark Treasury:	4.250% due August 15, 2014
Interest Payment Dates:	June 15th and December 15th, commencing
December 15, 2007
Make-Whole Call:	T+50 bp
Settlement:	T+3; June 18, 2007
CUSIP:	28336L BMO

7.000% Senior Notes Due 2017
Issuer:	El Paso Corporation
Security:	7.000% Senior Notes due 2017
Size:	$900,000,000
Maturity:	June 15, 2017
Coupon:	7.000%
Price to Public:	99.224%
Yield to Maturity:	7.110%
Spread to Benchmark Treasury:	+ 190 bp
Benchmark Treasury:	4.500% due May 15, 2017
Interest Payment Dates:	June 15th and December 15th, commencing
December 15, 2007
Make-Whole Call:	T+50 bp
Settlement:	T+3; June 18, 2007
CUSIP:	28336L BQ1
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611.
This pricing term sheet supplements the preliminary form of prospectus supplement issued by El Paso Corporation on June 13, 2007 relating to its Prospectus dated May 23, 2006.